Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of XIAO-I CORPORATION on the Form F-1 of our report dated July 8, 2022, except for the effects of the restatement discussed in Note 18 as to which the date is October 26, 2022, with respect to our audits of the consolidated financial statements of XIAO-I CORPORATION as of December 31, 2021 and 2020 and for each of two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

December 19, 2022